Exhibit 99.1

1110 Lake Cook Road, Suite 220 · Buffalo Grove, IL 60089 · Phone (847) 215-6500 · FAX (847) 215-6535

May 7, 2015

Mr. Lee Keddie
8719 258th Avenue NE
Redmond, WA 98053

Dear Mr. Keddie:

We are in receipt of the May 4th letter from your associate, Kevin Casey, and we have also reviewed your May 5th proxy statement filing. In an effort to save our stockholders the additional management distraction and expense of your crusade, we once again extend our open offer to discuss your issues and consider your purported nominees for appointment to our Board. To ensure complete clarity on the foregoing and other matters, we offer the following:

1.
DESPITE OUR OPEN OFFER SINCE APRIL 15th, YOU HAVE NEVER SPOKEN WITH, OR REQUESTED DISCUSSIONS WITH, ANY ESSEX BOARD MEMBER OR OTHER COMPANY REPRESENTATIVE. As noted above, our offer to meet with you, and to consider your purported nominees, remains open. It is patently inaccurate and misleading for you to state that you have had any discussions with, or that you have pursued discussions with, our Board. We would welcome any discussions with you but, to date, you have been completely unresponsive to our offers. We concur that meetings with Mr. Casey are unproductive, and we would welcome a discussion with you concerning your issues and your purported nominees.

2.
YOUR PROXY STATEMENT FAILS TO HIGHLIGHT THAT VOTES CAST ON YOUR PROXY CARD WILL NOT BE COUNTED AT THE ANNUAL MEETING. As you correctly disclose in your latest proxy statement filing, "…stockholders [will] be disenfranchised with respect to all votes cast in favor of [your] Nominees." We believe it is incumbent upon you to make perfectly clear to our stockholders (rather than burying the disclosure on page 12 of your proxy statement) that a vote on your proxy card will have no bearing on the election of directors at the Annual Meeting.

3.
YOUR OWN FAILURE TO COMPLY WITH OUR ADVANCED NOTICE BYLAW PROVISIONS DISQUALIFIES YOU FROM MAKING DIRECTOR NOMINATIONS. As previously explained to you, under our Bylaws (which are standard for public companies), a nomination notice must be delivered on a timely basis by a record stockholder. The nomination notice window closed on April 10, 2015. As evidenced by the certified list of record holders provided under confidentiality agreement to Mr. Casey[1], you were not a record holder as of April 10th. We note your statements in your latest proxy statement filing that you were a record holder of our shares as of March 25th. This is the first time you have asserted such a claim (despite the fact that we communicated this deficiency to you on April 15, 2015), and we ask that you reconcile such claim with your failure to appear on the certified list of record holders.

4.
WE VIEW CERTAIN STATEMENTS IN YOUR PROXY STATEMENT AS DEFAMATORY. You and your associates have expressed as fact extremely strong but false views on several matters, including as to the competence and integrity of certain individual members of our Board of Directors. In an effort to mitigate the damage caused by your statements, but without prejudice to any rights of the aggrieved parties, we urge you to immediately retract all such statements in a public fashion.

For the benefit of our stockholders, we sincerely hope that you will consider discussing an amicable resolution to these matters.

On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman

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1 We would be happy to provide a copy of the certified list of stockholders to you upon your execution of a confidentiality agreement in the form executed by Mr. Casey.